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                                                                      Exhibit 23



The Board of Directors
J.C. Penney Company, Inc.

We consent to the incorporation by reference in the Proxy Statement/Prospectus dated January 29, 1997 of Eckerd Corporation and J.C. Penney Company, Inc., of our report dated March 26, 1996, with respect to the consolidated balance sheets of Eckerd Corporation and subsidiaries as of February 3, 1996 and January 28, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 3, 1996, and to reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.



                                        /s/ KPMG PEAT MARWICK LLP


Tampa, Florida
February 20, 1997